Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120318, 333-125473, 333-153021, 333-161596, 333-206517, and 333-213099 on Form S-8 of our reports dated June 6, 2018, relating to the financial statements and financial statement schedule of Alliance One International, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliance One International, Inc. for the year ended March 31, 2018.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
June 6, 2018